Exhibit 107.1 CALCULATION OF REGISTRATION FEE Form S-8 (Form Type) Momentive Global Inc. (Exact name of registrant as specified in its charter) Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.00001 par value per share, reserved for issuance pursuant to the Momentive Global Inc. 2018 Equity Incentive Plan	Other	7,485,541(2)	$7.59(4)	$56,815,257	0.00011020	$6,262
Equity	Common Stock, $0.00001 par value per share, reserved for issuance pursuant to the Momentive Global Inc. 2018 Employee Stock Purchase Plan, as amended	Other	1,497,108(3)	$6.46(5)	$9,671,318	0.00011020	$1,066
Total Offering Amounts					$66,486,575		$7,328
Total Fee Offsets(6)							—
Net Fee Due							$7,328

1.
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s common stock (“Common Stock”) that become issuable under the Registrant’s 2018 Equity Incentive Plan (the “2018 Plan”) and the Registrant’s 2018 Employee Stock Purchase Plan, as amended (the “2018 ESPP”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of Common Stock.
2.
Reflects an automatic increase to the number of shares of Common Stock reserved for issuance pursuant to future awards under the 2018 Plan, which annual increase is provided for in the 2018 Plan.
3.
Reflects an automatic increase to the number of shares of Common Stock reserved for issuance under the 2018 ESPP, which annual increase is provided for in the 2018 ESPP.
4.
Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $7.59 per share, which is the average of the high and low prices of Common Stock, as reported on The Nasdaq Global Select Market, on February 10, 2023.
5.
Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of 85% of $7.59 per share, which is the average of the high and low prices of Common Stock, as reported on The Nasdaq Global Select Market, on February 10, 2023. Pursuant to the 2018 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of Common Stock on the Enrollment Date or the Exercise Date (as such terms are defined in the 2018 ESPP).
6.
The Registrant does not have any fee offsets.